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                                                                   Exhibit 8.2



                         [Letterhead of Crowe & Dunlevy]



                                September 2, 1997




Louis Dreyfus Natural Gas Corp.
14000 Quail Springs Parkway, Suite 600
Oklahoma City, Oklahoma 73134

Ladies/Gentlemen:

          We have acted as counsel to Louis Dreyfus Natural Gas Corp., an Oklahoma Corporation ("LDNG"), in connection with the proposed merger (the "Merger") of American Exploration Company, a Delaware corporation ("American"), with and into LDNG upon the terms and conditions set forth in the Merger Agreement dated as of June 24, 1997, as amended, by and between LDNG and American (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of LDNG and the consent of American, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of LDNG and American (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement/Prospectus included therein (together, the "Proxy Statement/Prospectus"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

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Louis Dreyfus Natural Gas Corp.
September 2, 1997
Page 2


          We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the States of Oklahoma and Delaware.

          Based upon and subject to the foregoing, the discussion contained in the Proxy Statement/Prospectus under the caption "THE MERGER - Material Federal Income Tax Consequences", except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "THE MERGER - Material Federal Income Tax Consequences" and elsewhere in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       CROWE & DUNLEVY
                                       A Professional Corporation


                                       By:       /s/  JAMES H. HOLLOMAN, JR.
                                          -----------------------------------
                                          James H. Holloman, Jr.